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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20449

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number: 000-23102

                                 POWERTEL, INC.
             (Exact name of registrant as specified in its charter)

                              12920 SE 38TH STREET
                           BELLEVUE, WASHINGTON 98006
                                 (425) 378-4000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             WARRANTS EXPIRING 2006
            (Title of each class of securities covered by this Form)

                                      NONE
          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   [x]           Rule 12h-3(b)(1)(i)  [x]
               Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [ ]

        Approximate number of holders of record as of the certification or notice date: Less than 300 persons

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Powertel, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                           POWERTEL, INC.

Date:  August 13, 2002         By:  /s/ Brian Kirkpatrick
                                    -------------------------------
                               Name:  Brian Kirkpatrick
                               Title: Executive Vice President, Chief Financial
                                      Officer